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                       UGI UTILITIES INC. AND SUBSIDIARIES
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - EXHIBIT 12.1
                             (THOUSANDS OF DOLLARS)


                                                     Three
                                                     Months
                                                     Ended
                                                  December 31,                        Year Ended September 30,
                                                                   ----------------------------------------------------------------
                                                    1999              1999            1998             1997              1996
                                               ---------------     -----------     ------------     -----------     ---------------
EARNINGS:
Earnings before income taxes                         $ 29,076        $ 63,139         $ 57,007        $ 63,275            $ 61,717
Interest expense                                        4,694          17,317           17,383          16,696              15,921
Amortization of debt discount and expense                  52             215              200             176                 173
Interest component of rental expense                      324           1,539            1,624           1,887               1,838
                                               ---------------     -----------     ------------     -----------     ---------------
                                                     $ 34,146        $ 82,210         $ 76,214        $ 82,034            $ 79,649
                                               ===============     ===========     ============     ===========     ===============

FIXED CHARGES:
Interest expense                                      $ 4,694        $ 17,317         $ 17,383        $ 16,696            $ 15,921
Amortization of debt discount and expense                  52             215              200             176                 173
Allowance for funds used during
      construction (capitalized interest)                  18              36               39             114                 107
Interest component of rental expense                      324           1,539            1,624           1,887               1,838
                                               ---------------     -----------     ------------     -----------     ---------------
                                                      $ 5,088        $ 19,107         $ 19,246        $ 18,873            $ 18,039
                                               ===============     ===========     ============     ===========     ===============

Ratio of earnings to fixed charges                       6.71            4.30             3.96            4.35                4.42
                                               ===============     ===========     ============     ===========     ===============